Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Financial Information

On June 26, 2023 (the “Closing Date”), Marker Therapeutics, Inc. (the “Company”) completed the previously announced transaction with Cell Ready, LLC (“Cell Ready”) pursuant to a Purchase Agreement (the “Agreement), dated May 1, 2023, by and between the Company and Cell Ready. Pursuant to the Agreement, effective as of the Closing Date, the Company (i) assigned to Cell Ready the leases for the Company’s two manufacturing facilities in Houston, Texas (the “Manufacturing Facilities”), (ii) sold to Cell Ready all of the equipment and leasehold improvements at the Manufacturing Facilities and (iii) assigned to Cell Ready its rights, title and interest in the Company's Master Services Agreement for Product Supply (the “MSA”), dated April 7, 2023, by and between the Company, Cell Ready and Indapta Therapeutics, Inc., as well as its rights, title and interest in any contracts related to the equipment and Manufacturing Facilities (collectively, the “Purchased Assets”). Following the Closing Date, the Company and Cell Ready have agreed to enter into a long-term contract with pursuant to which Cell Ready will perform a wide variety of services for the Company, including research and development, manufacturing, and regulatory activity in support of the Company’s clinical trials; however, the parties have not yet executed such agreement. Mr. John Wilson, a member of the Company's board of directors, is the Chief Executive Officer and sole member of Cell Ready.

The Purchased Assets constituted a significant disposition for purposes of Item 2.01 of Form 8-K. Based upon the magnitude of the disposition and because the Company is exiting certain manufacturing operations, the disposition represents a significant strategic shift that will have a material effect on the Company’s operations and financial results. Accordingly, the assets sold meet the definition of a discontinued operation, as defined by Accounting Standards Codification 205-20 – Discontinued Operations, and have not yet been retrospectively applied in the historical financial statements.

The following unaudited pro forma condensed consolidated financial statements are intended to show how the transaction might have affected the historical financial statements of the Company if the transaction had been completed at an earlier time as indicated therein. The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and were derived from the Company’s historical consolidated financial statements and are being presented to give effect to the sale of the Purchased Assets. The unaudited pro forma condensed consolidated financial statements are derived from and should be read in conjunction with:

i.	The accompanying notes to the unaudited pro forma condensed consolidated financial statements;

ii	The audited historical financial statements of the Company and its subsidiaries, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 17, 2022;

iii.	The audited historical financial statements of the Company and its subsidiaries, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 22, 2023; and

iv.	The unaudited interim historical consolidated financial statements of the Company and its subsidiaries, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023 filed with the SEC on May 15, 2023.

The unaudited pro forma condensed consolidated financial statements are based on available information and assumptions that the Company’s management believes are reasonable as of the date of this filing. The unaudited pro forma condensed consolidated statements of operations for three months ended March 31, 2023 and for the years ended December 31, 2022 and December 31, 2021 present the Company’s results as if the transaction had occurred immediately prior to January 1, 2021. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2023 reflects the Company’s assets, liabilities, and equity as if the transaction had occurred on March 31, 2023.

Article 11 of Regulation S-X requires that pro forma financial information include the following pro forma adjustments to the historical financial statements of the registrant as follows:

●	Transaction Accounting Adjustments - Adjustments that reflect only the application of required accounting to the acquisition, disposition, or other transaction.

●	Autonomous Entity Adjustments - Adjustments that are necessary to reflect the operations and financial position of the registrant if the registrant was previously part of another entity. There are no autonomous entity adjustments included in the pro forma financial information autonomous entity since the Company currently operates, and after the completion of the transaction will continue to operate, as an independent, standalone entity.

In addition, Regulation S-X permits registrants to reflect adjustments that depict synergies and dis-synergies of the acquisitions and dispositions for which pro forma effect is being given in our disclosures as management adjustments. The unaudited pro forma condensed consolidated financial statements do not include management adjustments to reflect any potential synergies that may be achievable, or dis-synergy costs that may occur, in connection with the sale of the Purchased Assets. The Company has determined not to reflect such adjustments because it does not believe presenting such adjustments would enhance an understanding of the pro forma effects of the transaction.

The unaudited pro forma condensed consolidated financial statements have been adjusted to give effect to the following (the “Transaction Accounting Adjustments”):

●	The disposition of the Purchased Assets pursuant to the Agreement, including certain assets and liabilities and related operations and the resulting treatment as a discontinued operation.

●	The estimated proceeds received in connection with the transaction, net of transaction costs paid, on the Closing Date and the estimated gain on sale for the Purchased Assets.

The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are based upon estimates by the Company’s management, which are based upon available information and certain assumptions that the Company’s management believes are reasonable as of the date of this filing. The unaudited pro forma condensed consolidated financial statements are not intended to be indicative of the actual financial position or results of operations that would have been achieved had the transaction been consummated as of the periods indicated above, nor does it purport to indicate results which may be attained in the future. Actual amounts could differ materially from these estimates.

MARKER THERAPEUTICS, INC.

Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2023

(Unaudited)

	Registrant Historical (a)	Transaction Accounting Adjustments (b)	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$6,401,243	$18,776,730	$25,177,973
Prepaid expenses and deposits	2,428,743	(615,956)	1,812,787
Related party receivable	1,000,000	-	1,000,000
Other receivables	1,082,886	-	1,082,886
Total current assets	10,912,872	18,160,774	29,073,646
Non-current assets:
Property, plant and equipment, net	11,701,907	(11,701,907)	-
Right-of-use assets, net	5,326,268	(5,326,268)	-
Total non-current assets	17,028,175	(17,028,175)	-

Total assets	$27,941,047	$1,132,599	$29,073,646

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,538,966	$(1,822,230)	$2,716,736
Lease liability	665,082	(665,082)	-
Total current liabilities	5,204,048	(2,487,312)	2,716,736
Non-current liabilities:
Lease liability, net of current portion	6,823,651	(6,823,651)	-
Total non-current liabilities	6,823,651	(6,823,651)	-

Total liabilities	12,027,699	(9,310,963)	2,716,736

Stockholders' equity:
Preferred stock - $0.001 par value, 5 million shares authorized and 0 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	-	-	-
Common stock, $0.001 par value, 30 million shares authorized, 8.8 million shares issued and outstanding as of March 31, 2023	8,799	-	8,799
Additional paid-in capital	448,921,174	-	448,921,174
Accumulated deficit	(433,016,625)	10,443,562	(422,573,063)
Total stockholders' equity	15,913,348	10,443,562	26,356,910

Total liabilities and stockholders' equity	$27,941,047	$1,132,599	$29,073,646

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

MARKER THERAPEUTICS, INC.

Pro Forma Condensed Consolidated Statement of Operations

For the three months ended March 31, 2023

(Unaudited)

	Registrant Historical (a)	Transaction Accounting Adjustments (c)	Pro Forma
Revenues:
Grant income	$1,234,336	$-	$1,234,336
Related partry service revenue	3,500,000	(3,500,000)	-
Total revenues	4,734,336	(3,500,000)	1,234,336
Operating expenses:
Research and development	7,270,742	(3,351,872)	3,918,870
General and administrative	2,515,824	(246,812)	2,269,012
Total operating expenses	9,786,566	(3,598,684)	6,187,882
Loss from operations	(5,052,230)	98,684	(4,953,546)
Other income (expenses):
Interest income	84,654	-	84,654
Net loss	$(4,967,576)	$98,684	$(4,868,892)

Net loss per share, basic and diluted	$(0.57)	$0.01	$(0.56)

Weighted average number of common shares outstanding, basic and diluted	8,721,031	-	8,721,031

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

MARKER THERAPEUTICS, INC.

Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2022

(Unaudited)

	Registrant Historical (a)	Transaction Accounting Adjustments (c)	Pro Forma
Revenues:
Grant income	$3,513,544	$-	$3,513,544
Related party service revenue	5,500,000	(5,500,000)	-
Total revenues	9,013,544	(5,500,000)	3,513,544
Operating expenses:
Research and development	26,139,323	(14,344,105)	11,795,218
General and administrative	12,820,004	(1,048,320)	11,771,684
Total operating expenses	38,959,327	(15,392,425)	23,566,902
Loss from operations	(29,945,783)	9,892,425	(20,053,358)
Other income (expenses):
Arbitration settlement	(232,974)	-	(232,974)
Interest income	248,063	-	248,063
Net loss	$(29,930,694)	$9,892,425	$(20,038,269)

Net loss per share, basic and diluted	$(3.58)	$1.18	$(2.40)

Weighted average number of common shares outstanding, basic and diluted	8,351,003	-	8,351,003

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

MARKER THERAPEUTICS, INC.

Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2021

(Unaudited)

	Registrant Historical (a)	Transaction Accounting Adjustments (c)	Pro Forma
Revenues:
Grant income	$1,241,710	$-	$1,241,710
Total revenues	1,241,710	-	1,241,710
Operating expenses:
Research and development	27,794,879	(15,352,904)	12,441,975
General and administrative	12,924,826	(804,263)	12,120,563
Total operating expenses	40,719,705	(16,157,167)	24,562,538
Loss from operations	(39,477,995)	16,157,167	(23,320,828)
Other income:
Arbitration settlement	(2,406,576)	-	(2,406,576)
Interest income	5,700	-	5,700
Net loss	$(41,878,871)	$16,157,167	$(25,721,704)

Net loss per share, basic and diluted	$(5.47)	$2.11	$(3.36)

Weighted average number of common shares outstanding, basic and diluted	7,650,567	-	7,650,567

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

On June 26, 2023 the Company completed its previously announced transaction with Cell Ready, in accordance with the Agreement executed on May 1, 2023, and pursuant to which the Company (i) assigned to Cell Ready the Manufacturing Facilities, (ii) sold to Cell Ready all of the equipment and leasehold improvements at the Manufacturing Facilities and (iii) assigned to Cell Ready its rights, title and interest in the MSA, as well as its rights, title and interest in any contracts related to the equipment and Manufacturing Facilities. Cell Ready acquired the Purchased Assets for a total consideration of $19.0 million ($15.3 million for the Manufacturing Facilities and equipment and $3.7 million for the MSA). In connection with the transaction, Cell Ready plans to make offers of employment to approximately 50 of the Company’s employees currently working in its manufacturing, development, quality and regulatory affairs functions.

Based upon the magnitude of the Purchased Assets and because the Company is exiting certain operations, the Transaction represents a significant strategic shift that will have a material effect on the Company’s operations and financial results. Accordingly, the assets sold meet the definition of a discontinued operation, as defined by Accounting Standards Codification 205-20 – Discontinued Operations, and have not yet been retrospectively applied in the historical financial statements. The following unaudited pro forma condensed consolidated financial statements are intended to show how the transaction might have affected the historical financial statements of the Company if the transaction had been completed at an earlier time as indicated herein.

The following is a description of the Transaction Accounting Adjustments reflected in the unaudited pro forma consolidated financial statements based on preliminary estimates, which may change as additional information is obtained.

(a)	The Company’s condensed consolidated balance sheet as of March 31, 2023 and consolidated statements of operations for the year ended December 31, 2021, the year ended December 31, 2022 and for the three months ended March 31, 2023.

(b)	Adjustments to record the estimated net cash proceeds from the transaction of $19.0 million received on the Closing Date, less estimated transaction costs of $0.2 million and the deconsolidation adjustments of the Purchased Assets pursuant to the Agreement. The deconsolidation adjustment excludes the related party receivable, as this amount was received in cash on May 10, 2023, prior to the Closing Date. The net gain of $10.4 million is reflected as a reduction to accumulated deficit. The Company does not expect to pay any federal or state income taxes due to the use of net operating losses. The estimates, including the jurisdictional income tax effects, are subject to change and actual amounts may differ from the results reflected herein.

(c)	Adjustments to reflect the discontinued operations related to the Purchased Assets, including revenues and expenses directly related to the manufacturing facilities. No portion of the Company’s historical corporate general and administrative expenses were allocated to discontinued operations because generally accepted accounting principles in the United States (GAAP) precludes the elimination of these amounts from continuing operations. Specifically, there was no allocation to discontinued operations related to the historical salaries, benefits, and severance costs for corporate employees that were included in certain reduction in force initiatives that took place during the second quarter of 2023.